UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 6, 2022

Worksport Ltd

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40681	35-2696895
(State of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

3120 Rutherford Road

Suite 414

Vaughan, Ontario, Canada L4K 0B1

(Address of principal executive offices)

888-554-8789

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	WKSP	The Nasdaq Stock Market LLC
Warrants to purchase common stock	WKSPW	The Nasdaq Stock Market LLC

Item 2.01. Completion of Acquisition or Disposition of Assets.

Acquisition of Seneca Property

On May 6, 2022, Worksport Ltd. (“Worksport,” the “Company” or “Guarantor”), through its wholly owned subsidiary, Worksport New York Operations Corporation (“WKSP NY” or “Borrower”), closed (the “Closing”) on the purchase of a property (the “Property”) in the town of West Seneca, Erie County, New York (the “Acquisition”).

The Acquisition was completed with a Purchase and Sale Agreement between the Company and J&M Distributing, Inc. (the “Seller), Loan Agreement (the “Agreement”) between WKSP NY and Northeast Bank (“Lender”), Promissory Note (the “Note”), Guarantee by Worksport (the “Guarantee”) and Mortgage and Security Agreement between WKSP NY and Lender (the “Mortgage”).

The full text of the Purchase and Sale Agreement, Loan Agreement, Promissory Note, Guarantee and Mortgage and Security Agreement will be filed as Exhibits to the Company’s 10-Q report for the quarter ended June 30, 2022.

The Property consists of two (2) parcels of land. One parcel consists of approximately 14 acres improved by a building containing approximately 152,847 square feet (the “Building”). The second parcel consists of approximately four (4) acres of vacant land.

Currently the Company’s manufacturing operations are in China. With the acquisition of the Property the Company plans to move its manufacturing operations to the United States.

The Company believes that by moving its manufacturing operations to the United States it can (i) have better control over design and manufacturing quality of its products, (ii) lessen supply chain risk, (iii) decrease shipping costs, and (iv) cut overall manufacturing costs.

Purchase Price and Loan

The purchase price of the property was eight million one hundred and twenty-five US Dollars ($8,125,000) (the “Purchase Price”). WKSP NY financed $5,300,000 of the Purchase Price with a loan (the “Loan”) from Northeast Bank of which the obligation is evidenced by the Note. Worksport has guaranteed the Loan. WKSP NY will be the owner legal owner of the Property. The Loan is secured by the Property with the Mortgage.

The Loan has a term of 24 months with an option to extend the term for an additional 12 months provided no default has occurred. The interest rate of the Loan is priced at the Wall Street Prime Rate (the “Prime Rate”) plus 2.25% (the “Interest Rate”) and is payable monthly. Principal and interest payments are due on the 10th of each month (the” Due Date”). The Interest Rate will adjust monthly on each Due Date in accordance with any change in the Prime Rate.

Worksport paid an interest rate reserve of $617,965.28 (the “Reserve”) at closing which can be used by the Company for monthly draws as long as the Reserve balance does not fall below six (6) months of required payments at then prevailing interest rates. The Loan also has a “Minimum Interest” term whereby, Lender is guaranteed at least 12 months of non-default interest during the term of the Loan, regardless of if the Company decides to prepay the Loan.

The Loan carries a 5% late charge for payments not received with five (5) days when due. In the event of default, the Interest Rate will increase to 24% or the maximum rate permitted under New York law.

The Loan and Mortgage contain customary provisions for default and breach.

The Lease

The Company, through WKSP NY, will lease (the “Lease”) the Property to Worksport USA Operations Corporation, a Colorado corporation, a wholly owned subsidiary of the Company (“WKSP CO”).

The Company plans to conduct all of its U.S. operations through WKSP CO while continuing to conduct its Canadian operations through its subsidiary, Worksport Ltd. (Ontario).

Currently 30,000 square feet of the Building is leased by Seller (the “Sonwil Lease”) to Sonwil Distribution (“Sonwil”). Effective April 16, 2022 the Sonwil lease was modified such that Sonwil will continue to lease 30,000 square feet of the building until December 31, 2022. Upon Closing the Sonwil Lease was assigned to WKSP NY.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSPORT LTD

Date: May 11, 2022	By:	/s/ Steven Rossi
	Name:	Steven Rossi
	Title:	Chief Executive Officer